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                                                                 EXHIBIT h(2)(b)

                                AMENDMENT NO. 1
                   MASTER ADMINISTRATIVE SERVICES AGREEMENT


     The Master Administrative Services Agreement (the "Agreement"), dated June 1, 2000, by and between A I M Advisors, Inc., a Delaware corporation, and Tax-Free Investments Co., a Maryland Corporation, is hereby amended as follows:

     Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

          "3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Portfolios shall reimburse the Administrator for expenses incurred by them or their affiliates in accordance with the methodologies established from time to time by the Company's Board of Directors. Such amounts shall be paid to the Administrator on a monthly basis."

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated:  May 9, 2001

                                    A I M ADVISORS, INC.


Attest:  /s/ P. MICHELLE GRACE       By :/s/ ROBERT H. GRAHAM
         -------------------------           ------------------------
         Assistant Secretary                 Robert H. Graham
                                             President


(SEAL)


                                    TAX-FREE INVESTMENTS CO.


Attest:  /s/ RENEE A. FRIEDLI        By: /s/ ROBERT H. GRAHAM
         ------------------------        ------------------------
         Assistant Secretary              Robert H. Graham
                                          President


(SEAL)